Exhibit 99.1

NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Vice President, Public Relations 949-926-5555 blanning@broadcom.com	Broadcom Investor Relations T. Peter Andrew Vice President, Investor Relations 949-926-5663 andrewtp@broadcom.com

Broadcom Receives Notice from Nasdaq
Due to Late Filing of Form 10-Q

IRVINE, Calif. – August 18, 2006 – Broadcom Corporation (Nasdaq: BRCM) today announced that it will appeal and request a hearing before a Nasdaq Listing Qualifications Panel in response to its receipt on Monday of a Staff Determination notice from The Nasdaq Stock Market stating that the company’s Class A common stock is subject to delisting from The Nasdaq Global Select Market. The notice, which the company expected, was issued in accordance with standard Nasdaq procedures as a result of the delayed filing of Broadcom’s Quarterly Report on Securities and Exchange Commission (SEC) Form 10-Q for the second quarter ended June 30, 2006. Timely filing of periodic reports with the SEC is a requirement for continued listing under Nasdaq Marketplace Rule 4310(c)(14).

Broadcom’s appeal and request for a hearing before a Nasdaq Listing Qualifications Panel will automatically stay delisting of the company’s Class A common stock pending the Panel’s review and determination.

As previously announced, Broadcom is conducting a voluntary review of its equity award practices. The company is focusing significant efforts on completing the review expeditiously and expects to file its Report on Form 10-Q for the quarter ended June 30, 2006 promptly after its Audit Committee and its independent registered public accounting firm, Ernst & Young LLP, have completed their equity award reviews and audit procedures, respectively; appropriate accounting adjustments and restated financial statements have been finalized for the first quarter of 2006 and prior periods; and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for the periods ended December 31, 2005 and March 31, 2006, respectively.

About Broadcom

Broadcom Corporation is a global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of- the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.

Broadcom, one of the world’s largest fabless semiconductor companies with annual revenue of more than $2.5 billion, is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.450.8700 or at http://www.broadcom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward- looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

These risks and uncertainties include, but are not limited to, our ability to persuade the Nasdaq Listing Qualifications Panel to grant our request for continued listing on The Nasdaq Stock Market; the scope of the equity awards for which accounting measurement dates will change; the amount and timing of stock-based compensation and other additional expenses to be recorded, and the corresponding restatement of our financial statements; other accounting adjustments that may result from review of our financial statements for the periods in question; the ramifications of our inability to file required reports with the SEC on a timely basis; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC or other governmental agencies; other actions taken or required as a result of the review; and negative tax or other implications for the company resulting from the accounting adjustments and other factors

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.